As filed with the Securities and Exchange Commission on July 15, 2008	Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MYSKIN, INC.
(Exact name of registrant in its charter)

California	8000	26-1391338
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

496 Old Newport Blvd., Suite 5
Newport Beach, CA 92663
 (949) 209-8953
(Address and telephone number of principal executive offices)

496 Old Newport Blvd., Suite 5
Newport Beach, CA 92663
(Address of principal place of business or intended principal place of business)

With copies to:

MySkin, Inc. Attn: Marichelle Stoppenhagen 496 Old Newport Blvd., Suite 5 Newport Beach, CA 92663 Phone: (949) 209-8953	Mark C. Lee WEINTRAUB GENSHLEA CHEDIAK 400 Capitol Mall, 11th Floor Sacramento, CA 95814 (916) 558-6031 office (916) 446-1611 facsimile

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $.001 par value	1,420,000	$0.20	$284,000	$11.17

(1)
Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Management, based on previous offerings made by the Company, has estimated the offering price per share in order to calculate the registration fee.

(2)	Estimated in accordance with Rule 457(o) solely for the purposes of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this resale prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JULY 15, 2008

PRELIMINARY PROSPECTUS

MYSKIN, INC.

Resale of 1,420,000 shares of common stock, par value $.001 per share

This is a prospectus for the resale of up to 1,420,000 shares of our issued and outstanding common stock, par value $.001 per share, by the selling stockholders listed herein. The shares were acquired by the selling shareholders directly from us or from third parties in private offerings that were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholders include directors, officers and principal shareholders.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. The selling security holders may offer and sell such shares using this prospectus in transactions initially at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter prevailing market prices or privately negotiated prices as determined by the selling stockholders. For a description of the plan of distribution of these securities, please see “Plan of Distribution.”

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Investing in our common stock involves very high risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The date of this prospectus is                     , 2008.

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors.”

This prospectus covers the resale of up to an aggregate of 1,420,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Our Business

MySkin, Inc. (“MySkin”, the “Company”, “we”, or “our”), a California Corporation, was incorporated on November 15, 2007.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced. MySkin offers a personalized medspa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess her or his needs and build a personalized treatment plan.  Given sufficient capital, we plan to acquire and grow our locations nationwide, as described more fully in “Description of Business.”

Corporate Information

Our principal executive offices are located at 496 Old Newport Blvd., Suite 5, Newport Beach, California 92663.  Our telephone number is (949) 209-8953.  Our website is www.myskinmed.com.

THE OFFERING

Common Stock	Up to 1,420,000 shares of common stock may be offered under this prospectus by the selling stockholders.

Common Stock Outstanding
Common stock outstanding prior to this offering	1,420,000 shares(1)

Common stock outstanding after this offering, assuming exercise of outstanding options and warrants	1,420,000 shares

Proposed OTC Bulletin Board Symbol	Common stock: “”

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at July 15, 2008.

SELECTED FINANCIAL AND OPERATING DATA

           In the table below, we provide you with our historical summary financial data for the six month period ended June 30, 2006 from our unaudited financial statements included elsewhere in this prospectus. We also are providing you with our financial data for the fiscal year ended December 31, 2007 derived from our audited financial statement included else where in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

Six Months Ended June 30, 2008 (Unaudited)
Revenues
Services	$18,134
Product	13,978
Total Revenue	32,112
Cost of Sales	18,096
GROSS PROFIT	14,016

Selling, general and administrative expenses	46,412
NET LOSS	(32,396)
NET LOSS PER SHARE OF COMMON STOCK	$(0.03)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,244,000

           The table below sets forth our balance sheets as at June 30, 2008 from our unaudited financial statements included elsewhere in this prospectus. We also are providing you with a summary of our balance sheets as at December 31, 2007, derived from our audited financial statement included else where in this prospectus. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “ Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,714	$356
Accounts receivable	100	-
Inventory	11,981	6,330
Prepaid expense	1,000	-
Due from related parties	2,473	8,349
TOTAL CURRENT ASSETS	97,268	15,035
Fixed assets, net of accumulated depreciation of $875 and zero at June 30, 2008 and December 31, 2007, respectively	6,625	7,500
TOTAL ASSETS	$103,893	$22,535

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$61,418	$30,659
TOTAL CURRENT LIABILITIES	61,418	30,659

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, 50,000,000 shares authorized, 1,420,000 and 1,000,000 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,420	1,000
Additional paid in capital	82,575
Accumulated deficit	(41,520)	(9,124)
Total stockholders' equity (deficit)	42,475	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	103,893	$22,535

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected and in the future could affect our actual results and could cause actual results for future fiscal years, to differ materially from those expressed in any forward-looking statements made by or on behalf of us. These factors include without limitation, the ability to obtain capital and other financing in the amounts and times needed, identification and completion of suitable acquisition candidates and businesses in our intended industry focus and the realization of forecasted income and expenses by those businesses, initiatives by competitors, price pressures, and other risk factors discussed below under the heading “Risk Factors”.

The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

RISK FACTORS

Risk Factors

We have a limited operating history on which to base an evaluation of our business and prospects

Until recently, we were a development stage company with a limited operating history upon which an evaluation of management's performance and our future prospects can be made.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced. Our business plan involves operations in a highly competitive industry with few barriers to entry and our working capital, including the funds available to market our services, is limited.  There are no assurances whatsoever that we will ever successfully implement our business plan, generate any significant revenues, attain profitability or positive cash flow from operating activities.  In addition, following the date of this prospectus we will become subject to the reporting requirements of the Securities Exchange Act of 1934 with respect to quarterly, annual and other reports to be filed with the SEC.  These reporting obligations will require us to spend significant amounts on audit and other professional fees.  Because of our limited capital resources we may be unable to meet our working capital requirements which would have a material adverse effect on our business, financial condition and results of operations.  We are subject to all the risks inherent in a start-up enterprise.  Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

Marketing Strategy

While we believe that we have established a marketing plan that may offer significant growth potential, the success of our plan depends on ability to execute our strategy. There can be no guarantee that our plan of operation will be commercially accepted at revenue levels sufficient to permit us to achieve or maintain profitable operations.

Our auditors have expressed a going concern opinion

We have incurred losses as a result of our development stage expenses and our lack of revenue. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

Limited Independent Evaluation of Intellectual Property Rights

We have not undertaken and do not plan to undertake any evaluation of its trademarks, or any other intellectual property rights. In the event that its trademarks, or other intellectual property rights are subsequently challenged, we may not have the financial resources to prevail over competing claims.

Competition

We face intense competition from various other companies that are established in the marketplace.  Each of these competitors will likely continue to maintain a position in offering their services in the overall market. In addition, most of our competitors have substantially greater financial and managerial resources than us.

Economic Factors

A significant downturn in the national economy, and prolonged economic weakness in the spending of discretionary funds, could adversely affect our business, financial condition and results of operations. Our business could be unfavorably affected by changes in national economic conditions, including inflation, interest rates, and availability of capital markets, consumer spending rates and the effects of governmental plans to manage stable economic conditions. Although we believe we have adopted an effective strategy of steady growth so that we would be less negatively influenced by adverse economic conditions, there can be no assurance that we will be successful in expanding the nature and scope of our product and service offerings.  In such an environment, our business, financial condition and results of operations could be materially and adversely affected.

Brand Name

We may not succeed in establishing our brand name, which could prevent us from acquiring customers and increasing our revenues. A significant element of our business strategy is to build market share by continuing to promote and establish our brand name.  If we cannot establish our brand identity, we may fail to build the critical mass of customers required to substantially increase our revenues.  Promoting and positioning our brand in the marketplace will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience.  To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts.  If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.

Lack of Long-term Contracts.

We lack long-term contracts with vendors and clients and there can be no assurance that it will successfully establish or maintain any long-term contracts to buy or sell its products and services in the future.

Concentration & Lack of Diversification

Our business is primarily focused on beauty restoration.  While we believe that its strategy is comprehensive and that the plan of operation should be successful, in the event that our services, products and lines of business are not commercially accepted by the market at pricing levels that will allow us to achieve and maintain profitability, investors may lose substantially all of their investment.

We have generated little revenue from our business and we may need to raise additional funds in the near future. If we are unable to do so, we might be forced to discontinue our operations

Our cash requirements may vary materially from those now planned depending on numerous factors, including the results of our sales activities, the acquisition of competitors, purchase of equipment or additional property leases and various market conditions. We believe that the net proceeds from our prior capital raising activities, together with our current and projected revenue and cash flow from future operations, if any, will not be sufficient to fund our working capital and other capital requirements in the future. We will require additional capital to conduct our business activities. Based on current and expected operations, we anticipate that we will require approximately $250,000 to fund our operations over the next twelve months. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our planned expansion and/or otherwise materially reduce our operations. Even if such funds are available, there can be no assurance that our business will be successfully developed or received. . If we are to sell additional shares, such sale may result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and meet our business objectives, which might result in the loss of some or all of your investment in our common stock.

We are dependent on key personnel

Our success will be largely dependent upon the efforts of Marichelle Stoppenhagen. We do not currently have an employment agreement with Ms. Stoppenhagen. The loss of the services of this individual could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individual in the future. In addition, our future success is dependent on our ability to attract, train, retain and motivate high quality personnel.

There is a limited market for your shares and you may not be able to sell them

There is no assurance that any future registration statement will be declared effective by the SEC. We expect the SEC to scrutinize our registration statements because of the relatively early stage of development of our business compared to most public companies. The fact that the SEC has reviewed a registration statement does not ensure that such filing is more accurate than a filing that was not reviewed by the SEC, and the level of SEC review does not ensure any additional accuracy of such filing.

We intend in the near term to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). Although we will be applying to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted or that an active public market will develop for our common stock. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listing on the OTC Bulletin Board.

Coalitions of a few of our larger stockholders have sufficient voting power to make corporate governance decisions that could have significant effect on us and the other stockholders

Our officers, directors, principal stockholders (greater than five percent stockholders) together control approximately 81% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

Any future sale of a substantial number of shares of our common stock could depress the future trading price of our common stock, lower our value and make it more difficult for us to raise capital

Any sale of a substantial number of shares of our common stock, or the prospect of sales, may have the effect of depressing the future trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of July 15, 2008, we had 1,420,000 shares of common stock outstanding, of which 1,420,000 will be eligible for resale in the public market under this prospectus, subject to applicable federal securities law restrictions.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock

Our Articles of Incorporation authorize the issuance of 50,000,000 shares of our common stock. The common stock can be issued by our board of directors, without stockholder approval. Any future issuances of our common stock would further dilute the percentage ownership of our Company held by our stockholders.

Our stock price is likely to be highly volatile because of several factors, including a limited public float

Our common stock is not currently traded on any public market. However, upon public trading of our common stock, we expect that the market price of our common stock is likely to be highly volatile because of a limited public float, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our operating results;

•	the potential absence of securities analysts covering us and distributing research and recommendations about us;

•	we may have a low trading volume for a number of reasons, including that a large amount of our stock is closely held;

•	overall stock market fluctuations;

•	announcements concerning our business or those of our competitors;

•	our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

•	announcements of technological innovations;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	future sales of common stock;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Indemnification of officers and directors

Our articles of incorporation and bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Our Stockholders therefore will have only limited recourse against the individuals.

Compliance

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.  We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, under rules proposed by the SEC on August 6, 2006 we will be required to include management's report on internal controls as part of our annual report for the fiscal year ending December 31, 2007 pursuant to Section 404 of the Sarbanes-Oxley Act. Furthermore, under the proposed rules, an attestation report on our internal controls from our independent registered public accounting firm will be required as part of our annual report for the fiscal year ending December 31, 2008. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules and regulations is expected to be substantial. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter at prevailing market prices or privately negotiated prices as determined by the selling stockholders. The offering price of $0.20 per share was established by our board of directors based on the estimated value of our Common Stock only from past offerings and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The shares to be sold by the selling stockholders are shares of our common stock that are currently issued and outstanding.  Accordingly, there will be no price dilution to our existing shareholders or purchasers of such shares. Sales of the shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

The following table identifies the selling stockholders, as of July 15, 2008, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the selling stockholder, (ii) the number of common shares that may be offered for the selling stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the selling stockholders assuming the sale of all of the common shares covered hereby by the selling stockholders.  The term "beneficially owned" means common shares owned or that may be acquired within 60 days.  The number of common shares outstanding for purposes of determining beneficial ownership as of July 15, 2008, was 1,420,000.  The number and percentages set forth below under "Shares Beneficially Owned After Offering" assumes that all offered shares are sold.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

 Except as described below, no selling stockholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. The Common Stock to be sold by the selling stockholders was issued (i) to Marichelle Stoppenhagen as founder shares in 2007 in a private placement transaction in 2008 exempt from registration under the Securities Act; and (ii) to the remaining selling stockholders in private placement transactions exempt from registration under the Securities Act in 2008. Ms. Stoppenhagen, Mr. Paye and Mr. Matthews, all of whom are directors, will not sell any shares for a period of six months from the date of this prospectus.

				Beneficial
				Ownership of
	Beneficial			Common Stock
	Ownership of			After Offering
	Common Stock Before				% of
Name of Selling Stockholder and Position, Office or Material Relationship with Company	Offering—Number of Shares	% of Class	Shares Common Stock Registered Hereby	No.(1)	Class
Marichelle Stoppenhagen (2) (4)	1,000,000	70.42%	1,000,000	0	*
Jeremy Paye (3) (4)	5,000	*	5,000	0	*
Christian Chipouras (3)	1,000	*	1,000	0	*
Brookstone Capital, LLC (3)	150,000	10.56%	150,000	0	*
Lisa Breneman (3)	1,000	*	1,000	0	*
Scott Burdick (3)	1,000	*	1,000	0	*
Linda Beck (3)	1,000	*	1,000	0	*
Josie Heasley (3)	1,000	*	1,000	0	*
Alicia Nichole Heasley (3)	1,000	*	1,000	0	*
Helen Joan Scott (3)	1,000	*	1,000	0	*
Gary Lynn Cate (3)	1,000	*	1,000	0	*
David Alan Oshiro (3)	2,500	*	2,500	0	*
Tracy Sweeney (3)	1,000	*	1,000	0	*
Joseph Millron (3)	1,000	*	1,000	0	*
A. Eugene Nalbandian (3)	10,000	*	10,000	0	*
Paul B. Matthews (3) (4)	150,000	10.56%	150,000	0	*
Connie Cate (3)	1,000	*	1,000	0	*
Joel Cabotage (3)	1,000	*	1,000	0	*
Alison Murawski (3)	1,000	*	1,000	0	*
Marilyn Monaco (3)	1,000	*	1,000	0	*
Anthony Monaco (3)	1,000	*	1,000	0	*
Travis Saly (3)	750	*	750	0	*
Todd Andis (3)	25,000	1.76%	25,000	0	*
Terresita M. Robb (3)	5,000	*	5,000	0	*
Corazon Bagsiyao (3)	1,000	*	1,000	0	*
Cecilia D. Marin (3)	1,000	*	1,000	0	*
Kathlyn Grace Kay (3)	1,000	*	1,000	0	*
Vicki Morris (3)	2,500	*	2,500	0	*
Louis J. Matthews (3)	10,000	*	10,000	0	*
John A. R. Kater Trust, Dated March 18, 1994 (3)	2,500	*	2,500	0	*
Jason Daniel Richee (3)	1,250	*	1,250	0	*
Barry Wayne Hall (3)	20,000	1.41%	20,000	0	*
Peter D. Finch an Accountancy Corporation (3)	5,000	*	5,000	0	*
Peter D. Finch (3)	5,000	*	5,000	0	*
Petannafin Management Corporation (3)	5,000	*	5,000	0	*
Jan Berger (3)	2,500	*	2,500	0	*
Total	1,420,000	100.00%	1,420,000	0	*

*	indicates less than one percent.

(1)
Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the Selling Shareholder. Excludes additional shares of common stock which the Selling Shareholder may acquire from time to time subsequent to the date of this prospectus.

(2)	On December 3, 2007, we issued 1,000,000 shares of common stock to Marichelle Stoppenhagen, our director, president, secretary and treasurer, at a price of $0.001 per share, as founder shares.

(3)	We sold 420,000 shares of common stock at a purchase price of $0.20 per share to various outside investors in a private placement transaction which was completed on May 30, 2008.

(4)	Ms. Stoppenhagen, Mr. Paye and Mr. Matthews are members of our board of directors.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

LEGAL PROCEEDINGS

We are not involved in any pending, and have no knowledge of any threatened, litigation, legal proceedings or claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our current directors and executive officers and the date such person became one of our directors or executive officers. Our directors were elected by a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board. There are no family relationships among our directors, executive officers, director nominees or significant employees. All of our directors, except for Ms. Stoppenhagen, are independent as determined by the NASDAQ listing standards.

Name	Age	Position
Marichelle Stoppenhagen	34	Director, President, Chief Financial Officer and Secretary

Jeremy Paye	31	Director and Chairman of Audit Committee

Paul Matthews	35	Director, Member of the Audit Committee

Marichelle Stoppenhagen has been a Director, President and Chief Financial Officer of Myskin since December 2007.  Ms. Stoppenhagen is a Registered Nurse who has five years of experience in the Medical Spa Industry at Sona MedSpa. Prior to this, Mrs. worked as a Registered Nurse at New York University Hospital.  Ms. Stoppenhagen holds a B.S. in Nursing from Dominican College in New York.

Jeremy Paye has been a Director and the Audit Committee Chairman of Myskin since April 2008. Since 2007, Mr. Paye has worked as a Director of Financial Services and Taxation for the Miven Group. Prior to Miven, Mr. Paye was a Tax Manager at KPMG and during his time there, he spent two years on a international assignment in Switzerland. Mr. Paye holds a B.S. in Business from Montana State University-Bozeman and is licensed as an Enrolled Agent and Notary Public.

Paul B. Matthews has been a Director of Myskin since April 2008.  Since 2005, Mr. Matthews has worked as a Senior Management Consultant for Hagerty Consulting.  Mr. Matthews founded Geneva Roth Holdings Group/Roth Management LLC in November 1994 and served as a Principal and Partner until August 2003.  From July 1995 until February 2001, Mr. Matthews worked as a Commodities and European Credit Analyst with Refco Group, LTD.  Mr. Matthews holds a B.S. in Business and a B.A. in Economics from Indiana University-Bloomington and a Masters in Business Administration from the University of Texas at Austin.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 15, 2008, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such outstanding common stock, (b) each director of the Company, (c) each named executive officer of the Company, and (d) all our directors and executive officers as a group. We have no other class of capital stock outstanding. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature Of Beneficial Ownership(2)	Percent of Class
Marichelle Stoppenhagen	Common	1,000,000	70.4%

Jeremy Paye	Common	5,000	0.3%

Paul Matthews	Common	150,000	10.6%

All Executive Officers and Directors as a Group (3)		1,155,000	81.3%

Total		1,155,000	81.3%

___________

(1)	The address of Ms. Stoppenhagen, Mr. Paye, and Mr. Matthews is c/o Marichelle Stoppenhagen: 496 Old Newport Blvd., Suite 5, Newport Beach, CA 92663.
(2)	The foregoing beneficial owners hold investment and voting power in their shares.

DESCRIPTION OF SECURITIES

We have 1,420,000 shares of our common stock issued and outstanding as of July 15, 2008.

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any of our assets legally available therefor.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We have authorized 5,000,000 shares of preferred stock of which none are issued and outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock. The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by California General Corporation Law, our articles of incorporation and our bylaws. Certain provisions of the California Private Corporations Law may discourage or have the effect of delaying or deferring potential changes in our control. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See “Risk Factors—We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.”

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under California law.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by Goldman Parks Kurland Mohidin, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The validity of the shares of common stock offered by the selling stockholders will be passed upon for the us by the law firm of WEINTRAUB GENSHLEA CHEDIAK, 400 Capitol Mall, 11th Floor, Sacramento, CA 95814

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The California Corporations Law, under which we are organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under California law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by California law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

Our articles of incorporation contain a provision which eliminates the personal monetary liability of directors to the extent allowed under California law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not “negligence” or “gross negligence” in satisfying his or her duty of care. California law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of us as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

DESCRIPTION OF BUSINESS

General

Until recently, we were a development stage enterprise.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.  MySkin offers a personalized medspa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess her or his needs and build a personalized treatment plan.  Given sufficient capital, we plan to acquire and grow our locations nationwide.

We have minimal revenues, minimal operations, and have been issued a going concern opinion by our auditors and require additional capital to fund our operations.

We have no plans to change our business activities or to combine with another business and are not aware of any events or circumstances that might cause us to change our plans.

Strategy

We plan to expand by developing mobile medspas, acquiring failed medspas, and by opening new store locations near young retirement communities.  We plan to implement a sustainable business model focused on:

▪	Cost containment;
▪	Lead generation;
▪	Front desk manner;
▪	Superior customer relations;
▪	Customer retention;
▪	Minimizing employee turnover; and
▪	Maintaining high employee job satisfaction;

Our goal is to generate revenue levels relative to cost structure that allow for break even by the end of fiscal year 2009.  In addition, we plan to offer higher frequency, lower price point services that keep utilization levels high to drive client growth and satisfaction; the ability to differentiate quality, service and safety vis-à-vis the competition; and strong marketing / advertising to effectively deliver the message to the target customer.

MySkin Services and Products

MySkin uses the latest techniques to treat the skin from the inside and outside in order to enhance skin wellness.  Treatments are performed in a safe environment by licensed and experienced skin care specialists.

These non-surgical aesthetic services (which include chemical peels, injectable and laser options) have been scientifically proven to slow the aging process of the skin, and preserve and correct collagen changes that result from aging and previous damage caused by environmental toxins.

Complete Skin Analysis

MySkin will evaluate several factors related to the client’s skin, and will share the results of this evaluation in a personal and confidential discussion with each client.  From there, a client specific regiment will be proscribed that addresses the needs of their skin in the following areas:

Preservation - These treatment packages are designed to preserve the client’s skin and to keep it clear of imperfections. Our staff will coach the client on lifestyles, habits, treatment options, simple daily skin care regimens and more that can play a role in looking younger longer.

Repair - Our professionals’ review programs are meant to be very “condition specific”.  These programs have been designed to correct unwanted conditions present on the skin, such as active acne, uneven skin tone, fine lines, wrinkles, sun damage, and other skin conditions.

Keys to Successes

1.	Lead Generation. Focus on lead generation by utilizing low cost marketing tactics.

2.	Front Desk Manner. The front desk staff is the first impression on the customer and sets the experience which leads to increased satisfaction and sales.

3.
Customer Relations. Staff members must understand the importance of bonding with customers and striking the perfect balance between professional expertise, ethics, credibility, and personal chemistry, for higher client retention. We believe in hiring the highest caliber of practitioners.

4.
Customer Retention. The client develops a sense of loyalty and devotion to the medspa which supersedes superficial attractions such as price, discounts, location, and other factors. Unlike the patient acquisition in medical practices, customer loyalty has to be earned. While doctors use insurance providers to drive patients in the door, MedSpa customers pay out of pocket for their services. As a result, the competition to win and retain this new breed of "retail" aesthetic client is fierce. MySkin makes a point to teach each manager how to deal with this challenge by providing them with loyalty building programs containing special offers and events to take the relationship with each client to a higher level.

Industry

Market Description

In 2003, Americans spent just under $9.4 billion on cosmetic medical procedures. In 2004, consumers spent $44.6 billion on anti-aging products and services, and by 2009, the total anti-aging market is projected to reach $72 billion according to a February 2005 survey by Business Communications Co., Inc.

Demographic and Economic Trends

The medspa revolution has been closely linked to the growing baby boomer generation.  Baby boomers tend to be well educated, with 87 percent being high school graduates while one in four is a college graduate. They are also one of the wealthiest population segments, and are among the most sophisticated purchasers. With a population of 75 million, baby boomers are the single largest buying group of medspa services.

•	12,000 Americans turn 50 every day

•	80 million people in the U.S. spend $500 million annually in hair removal procedures like waxing, shaving, and accessories

•	Women spend over $1 billion each year on electrolysis and lasers

While baby boomers are largely considered the main target medspa consumers, the variety of treatments and services available in medspas expand this consumer base even further. Laser Hair Removal, Acne Programs, Deep Tissue Facials and non-surgical Cellulite Treatments attract men and women well outside the baby boomer bracket.

Competition

The medicalspa industry is highly competitive. Our competitors, such as Sona MedSpas, and potential competitors include major companies and independent operators of varying sizes which are engaged in expanding their operations. Most of our competitors have greater financial, personnel and other resources than MySkin and therefore have greater leverage in acquiring prospects, hiring personnel and marketing their products and services.

Government Regulation

The performing, marketing and sale of our future products and services may require regulatory approval, compliance or on-going certifications.  States may regulate the performing of such activities must be done by doctors which would be cost prohibitive to the success of our business.  Failure to obtain and maintain required regulatory approvals, certifications, or compliance could prevent or delay our ability to market and sell our future products and services and may subject us to significant regulatory fines or penalties. MySkin plans to operate in Medical Spa industry, an area subject to detailed and changing regulations in most major jurisdictions.  Should the regulatory framework change and/or should we fail to continue to meet the requirements of the regulatory regimes to which we are subject then our ability to conduct our business may be revoked and/or sanctions applied.

Company’s office

Our offices are located at 496 Old Newport Blvd., Suite 5 Newport Beach, CA 92663 and our telephone number is (949) 209-8953.

Employees

We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced. However, we currently have no full-time employees. We conduct our operations through the services of several independent contractors and consultants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.  We disclaim any obligation to update forward-looking statements.  You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

We were incorporated in California on November 15, 2007.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.  MySkin offers a personalized medspa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess his or her needs and build a personalized treatment plan.  Given sufficient capital, we plan to acquire and grow our locations nationwide, as described in the “Description of Business.”

Our auditors have issued a going concern opinion which means they conculded there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. The opinion was issued because we have generated minimal revenues and minimal revenues are anticipated for the foreseeable future.

Plan of Operation

We plans to expand through developing mobile MedSpas, new store locations in young retirement communities and the acquisition of failed MedSpas.  We plan to implement a sustainable business model that focuses on the following:

▪ Cost conscience;
▪ Lead generation;
▪ Front desk manner;
▪ Customer relations;
▪ Customer retention;
▪ Low employee turnover by high employee job satisfaction;

As a start-up corporation, we have generated minimal revenues from our business operations. We need to raise additional cash in order to implement and expand our operations. We will need approximately $250,000 in order to allow us to operate for the next 12 months. To the extent we do not raise additional capital, our growth strategy will be curtailed.

If we cannot or do not raise such funds, we may be forced to cease operations. We do not intend to hire additional employees at this time. See “Liquidity and Capital Resources.”

Milestones

We have set the following milestones:

1. 0-180 days after the effectiveness of this Registration Statement we intend to raise additional funds through the private placement of debt or equity under Regulation D of the Securities Act of 1933 or enter into joint ventures or similar arrangements to raise capital for the exploration and development of our leases.

2. 90-180 days after effectiveness of this Registration Statement we intend to open another location.

3. 180-270 days after effectiveness of this Registration Statement we intend to begin look for candidates for acquisition.

4. 270-365 days following effectiveness of this Registration Statement we intend to either begin open five new locations or make acquisitions.

Cash and Cash Equivalents

 As of June 30, 2008, we had cash and cash equivalents of $81,714. We anticipate that a substantial portion shall be used as working capital and to execute our growth strategy and business plan. As such, we further anticipate that we will have to raise additional capital through debt or equity financings to fund our operations during the next 12 months.

Critical Accounting Policies and Estimates

Accounts Receivable - We extend credit to our customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although we expect to fully collect amounts due, actual collections may differ from estimated amounts.  We estimate an allowance for doubtful accounts based upon a percentage of revenue earned.  When we expect that there is less than a 10% chance of collection, we write the receivable off to its allowance for doubtful accounts.  We do not typically accrue interest or fees on past due amounts.

Revenue Recognition — We recognize revenue associated with our business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows we attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — We record the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Results of Operations

Inception to December 31, 2007

Revenues

Until recently we were a development stage company which began operations in December 2007.  From inception through December 31, 2007, our activities were limited to the development of our business plan and securing our initial working capital.   We reported minimal revenues for the period from our inception on November 15, 2007 to December 31, 2007 (“2007”).

Selling, General and Administrative Expenses

In 2007, we reported total operating expenses of $9,421, which included $5,000 of consulting fees, $3,347 of training and $1,074 other general and administrative expenses.

Six Months Ended June 30, 2008

Revenues

From January 1, 2008 through June 30, 2008, we reported total revenues of $32,122 which consisted of $18,134 of service revenue and $13,978 of product revenue.

Cost of Sales

Our cost of sales were $18,096 which consisted of $8,993 related to services and $9,103 related to the cost of products

Selling, General and Administrative Expenses

During the six months ended June 30, 2008 we reported total selling, general, and administrative expenses of $46,412, which included $37,850 of consulting fees, $2,500 of auditing fees, $1,000 for transfer agent fees and $5,113 of other general and administrative expenses.  The consulting fees were paid in conjunction with general business and accounting services and a for services rendered in relation to the preparation of the registration statement on Form S-1, of which this prospectus forms a part, and work towards obtaining a market listing for our shares of common stock

Liquidity and Capital Resources

We are experiencing illiquidity and are dependant on our management and shareholders to provide funds to maintain our activities.  Net cash provided by operating activities in 2007 was $6,856.  Cash provided by operating activities in 2007 consisted mainly of an increase of $30,659 in accounts payable to fund our operating loss of $9,124 which was offset by an increase inventory of $6,330 and an increase in receivables from related parties of $8,349. Net cash used in operating activities for the six months ended June 30, 2008 was $1,637 which represented cash to fund our operating loss.  Cash provided by operating activities for the six months ending June 30, 2008 consisted mainly of an increase of $30,759 in accounts payable to fund our operating loss of $32,397 which was offset by an increase inventory of $5,650 and an increase in receivables from related parties of $5,876.

Net cash used in investing activities in 2007 was $7,500.Net cash from investing activities for the six months ended June 30, 2008 was $0.

Net cash provided by financing activities in 2007 was $1,000.  Net cash provided by financing activities for the six months ended June 30, 2008 was $82,995 which represented the proceeds from the sale of our securities as described later in this section.

We do not have any capital commitments and believe that our current working capital is sufficient to fund our operations for the next 12 months based upon our internal projections. The amount our future capital requirements, however, depends primarily on the rate at which we begin generating revenues and the gross profit margins we are able to achieve. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our services and the degree to which competitive services adversely impact our anticipated gross profit margins.  As long as our cash flow from operations remains insufficient to completely fund operations, we will deplete our financial resources.  If our business does not grow at the rate we internally project, we may be required to seek additional capital through equity and/or debt financing.  If we raise additional capital through the issuance of debt, this will result in interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing stockholders may be reduced and those stockholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  Should it be necessary to raise additional working capital, there can be no assurance that acceptable financing can be obtained on suitable terms, if at all.  If we were unable to obtain the financing necessary to support our operations, we could be unable to continue as a going concern.  In that event, we could be forced to cease operations and our stockholders could lose their entire investment in our Company.

Recent Capital Raising Transaction

From February 2008 to May 2008, we completed a private placement of 420,000 shares of common stock, at a purchase price of $.20 per share, to 35 investors.  We received net proceeds of $84,000 from this transaction.  We intend to use the proceeds of this offering for professional fees and other expenses related to the registration statement of which this prospectus is a part, the cost associated with being a reporting company under the Securities Exchange Act of 1934, and for working capital for the next 12 months.

Off-Balance Sheet Transactions

There are no off-balance sheet items, and all transactions are in U.S. dollars, and we are not subject to currency fluctuations or similar market risks.

DESCRIPTION OF PROPERTY

We currently occupy approximately 300 square feet of subleased office space located at 496 Old Newport Blvd. Suite 5, Newport Beach, CA 92663. We currently occupy the space on a month to month basis for a nominal amount.  We are currently looking for additional locations in which to expand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we pay a consulting fee of $5,000 per month.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our common stock. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices as determined by the selling stockholders.

None of the issued and outstanding shares of our common stock is subject to options or warrants. There are no equity securities convertible into our common stock. As of June 30, 2008, there were 1,420,000 shares of our common stock outstanding. We are registering all 1,420,000 shares of common stock in this registration statement.

Holders of Common Stock

We had 36 shareholders of record of our common stock as of June 30, 2008.

Dividend Policy

To date, we have not declared or paid cash dividends on our shares of common stock. The holders of the shares of common stock purchased pursuant to this prospectus will be entitled to non-cumulative dividends on the shares of common stock, when and as declared by our board of directors, in its discretion. We intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

While our board of directors has adopted a compensation package for directors whereby the board members will receive 10,000 stock options per year issued at the then current market price, we have not established a formal equity incentive plan and none exist as of the date of this prospectus.  We plan to establish such a plan and obtain the requisite approvals from our board of directors and shareholders.

EXECUTIVE COMPENSATION

The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal period ended December 31, 2007. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total $
Marichelle Stoppenhagen(1)

President, Chief Financial Officer and Director	2007	$7,800	-	-	-	-	-	-	$7,800

(1)	Marichelle Stoppenhagen, our President was paid at a rate of $65.00 per hour for services rendered for the fiscal year ended December 31, 2007.

We have entered into a consulting agreement with Marichelle Stoppenhagen, our President, whereby she is paid at a rate of $65.00 per hour for services in conjunction with running the operations.

Director Compensation

Our directors did not receive any compensation in the fiscal year ending December 31, 2007. While our board of directors has adopted a compensation package for directors whereby the board members will receive 10,000 stock options per year issued at the then current market price, we have not established a formal equity incentive plan and none exist as of the date of this prospectus.  We plan to establish such a plan and obtain the requisite approvals from our board of directors and shareholders.

WHERE TO GET MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Upon the effectiveness of this prospectus, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

MYSKIN, INC.
(A Development Stage Enterprise)

Financial Statement

December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MySkin, Inc.

Newport Beach, California

We have audited the accompanying balance sheet of MySkin, Inc., ( A Development Stage Enterprise)  (the “Company”) as of December 31, 2007 and the related  statements of operations, stockholders’ equity (deficit), and cash flows from inception ( November 15, 2007) to December 31, 2007.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit considered internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and the results of its operations, changes in equity and its cash flows from inception (November 15, 2007) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations, anticipates additional losses in the next year and has insufficient working capital as of December 31, 2007 to fund such losses. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. These financial statements do not include any adjustments that might result from the resolution of such uncertainty.

Goldman Parks Kurland Mohidin  LLP
Encino, California

May 9, 2008

 MYSKIN, INC.
(A Development Stage Enterprise)
 BALANCE SHEET

December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$356
Inventory	6,330
Due from related parties	8,349
TOTAL CURRENT ASSETS	15,035
Fixed assets, net of accumulated depreciation	7,500
TOTAL ASSETS	$22,535

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$30,659
TOTAL CURRENT LIABILITIES	30,659

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value, 50,000,000 shares authorized, 1,000,000 issued and outstanding at December 31, 2007	1,000
Accumulated deficit	(9,124)
Total stockholders’ deficit	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$22,535

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
 STATEMENT OF OPERATIONS
Year Ended December 31, 2007

Revenues	$352
Cost of Sales	55
GROSS PROFIT	297

Selling, general and administrative expenses	9,421
NET LOSS	(9,124)
NET LOSS PER SHARE OF COMMON STOCK	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,000,000

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
 STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FROM NOVEMBER 15, 2007 TO DECEMBER 31, 2007

	Common Stock
	Shares	Amount	Accumulated Deficit	Total Stockholders’ Deficit
BALANCE, DECEMBER 31, 2006
Issuance of common stock	1,000,000	$1,000	$-	$1, 000
Net loss			(9,124)	(9,124)
BALANCE, DECEMBER 31, 2007	1,000,000	$1,000	$(9,124)	$(8,124)

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
 STATEMENT OF CASH FLOWS
FROM NOVEMBER 15, 2007 TO DECEMBER 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,124)
Adjustments to reconcile net loss to net cash provided by operating activities:
Inventory	(6,330)
Due from related parties	(8,349)
Accounts payable and accrued expenses	30,659
Net cash provided by operating activities	6,856
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(7,500)
Net cash used in investing activities	(7,500)
CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued	1,000
Net cash provided by financing activities	1,000
NET INCREASE IN CASH & CASH EQUIVLANTS	356
CASH & CASH EQUIVLANTS, Beginning of period	—
CASH & CASH EQUIVLANTS, End of period	$356

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received / (paid) during the period for:
Interest	$—

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — MySkin, Inc. (“MySkin” or the “Company”), a California Corporation, was incorporated on November 15, 2007.  The Company is a development stage enterprise.  MySkin offers a personalized MedSpa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess his or her needs and build a personalized treatment plan allowing the client to look the best possible.

Going Concern — The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered losses from operations since its inception and has an accumulated deficit of $9,124 at December 31, 2007.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the recovery of the Company’s assets is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempts to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation— The financial statements reflect the financial position, results of operations and cash flows of the Company.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.  The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned.  When the Company expects that there is less than a 10% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts.  The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market.  Cost is determined using standard costs, which approximates the first-in, first-out method.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to five years.

Revenue Recognition — The Company recognizes revenue associated with its business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows the Company has attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — The Company records the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Income Taxes — Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Net Loss Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share.” Under the provisions of SFAS No. 128, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Dilution loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock that are not anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution are not insured by the FDIC.  Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers.  The Company performs ongoing credit evaluations of its customers and generally requires partial deposits.

Financial Instruments —The Company’s financial instruments consist of cash and accounts payable.  The carrying values of cash and accounts payable are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements —

   Business Combinations-In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

• Acquisition costs will be generally expensed as incurred;
• Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;
• Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
• In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
• Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
• Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Noncontrolling Interests in  Financial Statements – An Amendment of ARB No. 51-In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in  Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is de. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS 141R discussed above, earlier adoption is prohibited. We have not completed our evaluation of the potential impact, if any, of the adoption of SFAS 160 on our financial position, results of operations and cash flows.

Fair Value Measurements-In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R-In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

NOTE 2 - COMMITMENTS AND CONTINGENCIES

 Leases —Currently, the Company does not have a lease, but is in the process of securing one.  Currently, the Company’s principal shareholder provides offices at no charge.  The Company deems the rent immaterial.

Employment and Consulting Agreements — We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we pay a consulting fee of $5,000 per month.

Litigation — The Company is from time to time involved in legal proceedings arising from the normal course of business.

NOTE 3 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers, we do not believe that significant credit risk exists at December 31, 2007. We perform ongoing evaluations of our customers.

The Company maintains its cash balances in various financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000, per financial institution.  As of December 31, 2007, the Company had deposits of $356 that did exceeded federally-insured amounts.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 4 - RELATED PARTIES

   We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we pay a consulting fee of $5,000 per month.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

NOTE 5 – INCOME TAX

As of December 31, 2007 the deferred tax asset is as follows:

Net operating loss carryforwards	$3,558
Less valuation allowance	(3,558)
$-

Management has elected to provide a deferred tax asset valuation allowance equal to the potential benefit due to the Company’s loss. When the Company demonstrates the ability to generate taxable income, management will re-evaluate the allowance.

As of December 31, 2007, the Company has a federal and state net operating loss carry-forward of approximately $9,124 that is available to offset future taxable income that expires as follows:

Federal	State	Net Operating Loss
2027	2012	$9,124
		$9,124

A reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 34% for the period ended December 31, 2007 is as follows:

Income tax benefit at federal statutory rate	$3,102
State income tax benefit, net of effect on federal taxes	458
Increase in valuation allowance	(3,558)
Income tax expenses (benefit)	$-

NOTE 6 – SUBSEQUENT EVENTS

The Board of Directors has authorized the Company to sell up to $200,000 of the Company’s common stock at $0.20 per share in a private placement.

MYSKIN, INC.

Financial Statement

June 30, 2008

 MYSKIN, INC.
BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,714	$356
Accounts receivable	100	—
Inventory	11,981	6,330
Prepaid expense	1,000	—
Due from related parties	2,473	8,349
TOTAL CURRENT ASSETS	97,268	15,035
Fixed assets, net of accumulated depreciation of $875 and zero at June 30, 2008 and December 31, 2007, respectively	6,625	7,500
TOTAL ASSETS	$103,893	$22,535

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$61,418	$30,659
TOTAL CURRENT LIABILITIES	61,418	30,659

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, 50,000,000 shares authorized, 1,420,000 and 1,000,000 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,420	1,000
Additional paid in capital	82,575
Accumulated deficit	(41,520)	(9,124)
Total stockholders' equity (deficit)	42,475	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	103,893	$22,535

See accompanying notes to financial statements.

MYSKIN, INC.
STATEMENT OF OPERATIONS
(Unaudited)

Six Months Ended June 30, 2008
Revenues
Services	$18,134
Product	13,978
Total Revenue	32,112
Cost of Sales	18,096
GROSS PROFIT	14,016

Selling, general and administrative expenses	46,412
NET LOSS	(32,396)
NET LOSS PER SHARE OF COMMON STOCK	$(0.03)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,244,000

See accompanying notes to financial statements.

MYSKIN, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid in Capital		Accumulated Deficit	Total Stockholders’ Equity
BALANCE, DECEMBER 31, 2006
Issuance of common stock	1,000,000	$1,000	$		$-	$1, 000
Net loss					(9,124)	(9,124)
BALANCE, DECEMBER 31, 2007	1,000,000	1,000			(9,124)	(8,124)
Issuance of common stock	420,000	420		82,575		82,995
Net loss					(32,396)	(32,396)
BALANCE, JUNE 30, 2008	1,420,000	$1,420		$82,575	$(41,520)	$42,475

See accompanying notes to financial statements.

MYSKIN, INC.
 STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2008
(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	875
Accounts receivable	(100)
Inventory	(5,651)
Prepaid expenses	(1,000)
Due from related parties	5,876
Accounts payable and accrued expenses	30,759
Net cash used in operating activities	(1,637)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from common stock	84,000
Offering costs on issuance of common stock	(1,005)
Net cash provided by financing activities	82,995
NET INCREASE IN CASH & CASH EQUIVLANTS	81,358
CASH & CASH EQUIVLANTS, Beginning of period	356
CASH & CASH EQUIVLANTS, End of period	$81,714

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received / (paid) during the period for:
Interest	$—

See accompanying notes to financial statements.

MYSKIN, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2008
(Unaudited)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — MySkin, Inc. (“MySkin” or the “Company”), a California corporation, was incorporated on November 15, 2007.  Until recently, we were development stage enterprise.  MySkin offers a personalized MedSpa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess her or his needs and build a personalized treatment plan allowing the client to look the best possible.  The Company ceased to be a development stage enterprise effective January 1, 2008 as the planned principal operations had commenced.

Going Concern — The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered losses from operations since its inception and has an accumulated deficit of $41,520 at June 30, 2008.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the recovery of the Company’s assets is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempts to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation— The financial statements reflect the financial position, results of operations and cash flows of the Company.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.  The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned.  When the Company expects that there is less than a 10% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts.  The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market.  Cost is determined using standard costs, which approximates the first-in, first-out method.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to five years.

Revenue Recognition — The Company recognizes revenue associated with its business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows the Company has attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — The Company records the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Income Taxes — Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Net Loss Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share.” Under the provisions of SFAS No. 128, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Dilution loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock that are not anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution are not insured by the FDIC.  Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers.  The Company performs ongoing credit evaluations of its customers and generally requires partial deposits.

Financial Instruments —The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses.  The carrying values of cash, accounts receivable and accounts payable are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements —

Business Combinations-In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

• Acquisition costs will be generally expensed as incurred;
• Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;
• Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
• In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
• Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
• Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Noncontrolling Interests in  Financial Statements – An Amendment of ARB No. 51-In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in  Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the  financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in  net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is de. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS 141R discussed above, earlier adoption is prohibited. We have not completed our evaluation of the potential impact, if any, of the adoption of SFAS 160 on our financial position, results of operations and cash flows.

Fair Value Measurements-In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R-In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

NOTE 2 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers, we do not believe that significant credit risk exists at June 30, 2008. We perform ongoing evaluations of our customers.

The Company maintains its cash balances in various financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000, per financial institution.  As of June 30, 2008, the Company had deposits of $81,714 that did not exceed federally-insured amounts.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 3 - RELATED PARTIES
   We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we pay a consulting fee of $5,000 per month.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

NOTE 4 – STOCK OPTIONS AND WARRANTS

On May 27, 2008, the Company granted 20,000 options with an exercise price of $0.20 to non-management board members.  The options vest quarterly starting July 31, 2008 and have an expiration period of 10 years.  We will record compensation expense in the quarters in which the options vest.  The Company has assumed that all stock options issued during the quarter will vest.  To account for such grants, we recorded deferred stock compensation of $4,000, and recognized no compensation expense related to this issuance.  Though these expenses will result in a deferred tax benefit, we have a full valuation allowance against the deferred tax benefit.

The following table summarizes activity in the Company's stock option plans during the six months ended June 30, 2008 and the year ended December 31, 2007:

	Number of Shares	Weighted Average Price Per Share
Balance at December 31, 2007	—	$—
Granted	20,000	0.20
Balance at June 30, 2008	20,000	$0.20

The following summarizes pricing and term information for options issued to employees and directors which are outstanding as of June 30, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at June 30, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2006	Weighted Average Exercise Price
$0.20	20,000	10.00	$0.20	—	$—
$0.20	20,000	10.00	$0.20	—	$—

NOTE 5 – EARNINGS PER SHARE

The following table sets forth common stock equivalents (potential common stock) for six months ended June 30, 2008 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

Six Months Ended
2008
Weighted average common stock equivalents:
Stock options	20,000
Warrants	—

NOTE 6 – SUBSEQUENT EVENTS

None

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

MYSKIN, INC.

1,420,000 shares
common stock
$.001 par value

PROSPECTUS

                    , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers.

The California Corporations Code, under which we are organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under California law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by California law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

Our articles of incorporation contain a provision which eliminates the personal monetary liability of directors to the extent allowed under California law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not “negligence” or “gross negligence” in satisfying his or her duty of care. California law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. We have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the registration of shares described in the registration statement. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their shares.

Securities and Exchange Commission Registration Fee	$11
Legal Fees and Expenses	11,000
Accounting Fees and Expenses	3,000
Other Expenses	1,000

Total Expenses	$15,063

Recent Sales of Unregistered Securities.

During the past three years, we have sold the following shares of common stock which were not registered under the Securities Act of 1933 as amended:

(1)	On December 3, 2007, we issued 1,000,000 shares of common stock to Marichelle Stoppenhagen, our director, president, secretary and treasurer, at a price of $0.001 per share, as founder shares.

(2)	We sold 420,000 shares of common stock at a purchase price of $0.20 per share to various outside investors in a private placement transaction which was completed on May 30, 2008.

All of the foregoing shares of common stock were offered and sold to the above referenced shareholders in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended and comparable exemptions for sales to “accredited” investors under state securities laws.

Exhibits

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated November 15, 2007.	Filed herewith.
3.2	Bylaws of Registrant	Filed herewith.
3.3	Audit Committee Charter, dated May 27, 2008	Filed herewith.
5.1	Opinion of WEINTRAUB GENSHLEA CHEDIAK as to the legality of securities being registered (includes consent)	Filed herewith.
10.1	Agreement with Venor, Inc.	Filed herewith.
10.2	Agreement with Marichelle Stoppenhagen	Filed herewith.
14.1	Code of Ethics, dated May 27, 2008	Filed herewith
23.1	Consent of Goldman Parks Kurland Mohidin, LLP	Filed herewith.
23.2	Consent of WEINTRAUB GENSHLEA CHEDIAK (Included in 5.1 above)	Filed herewith.
24.1	Power of Attorney	Filed herewith.

Item 28.	Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
For determining any liability under the Securities Act of 1933, treat each  post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Reliance on Rule 430C: Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)	Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Form S-1 to be signed on its behalf by the undersigned, in the City of Newport Beach, California on July 15, 2008.

MYSKIN, INC., a California corporation

/s/ Marichelle Stoppenhagen
Name:	Marichelle Stoppenhagen
Title:	President, Secretary & Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Marichelle Stoppenhagen	July 15, 2008
President, Secretary, Chief Financial Officer & Director

/s/ Jeremy Paye	July 15, 2008
Director

/s/ Paul Matthews	July 15, 2008
Director

Exhibit Index

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated November 15, 2007.	Filed herewith.
3.2	Bylaws of Registrant	Filed herewith.
3.3	Audit Committee Charter, dated May 27, 2008	Filed herewith.
5.1	Opinion of WEINTRAUB GENSHLEA CHEDIAK as to the legality of securities being registered (includes consent)	Filed herewith.
10.1	Agreement with Venor, Inc.	Filed herewith.
10.2	Agreement with Marichelle Stoppenhagen	Filed herewith.
14.1	Code of Ethics, dated May 27, 2008	Filed herewith
23.1	Consent of Goldman Parks Kurland Mohidin, LLP	Filed herewith.
23.2	Consent of WEINTRAUB GENSHLEA CHEDIAK (Included in 5.1 above)	Filed herewith.
24.1	Power of Attorney	Filed herewith.